UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 18, 2019

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

_____________

California	000-33063	33-0937517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 North Main Street, Porterville, CA  93257
(Address of principal executive offices)                  (Zip code)

(559) 782-4900
(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2019, Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra (collectively, the “Company”), issued a press release announcing the execution of an employment agreement with Matthew Macia, who will join Sierra Bancorp and its wholly-owned subsidiary, Bank of the Sierra, as Executive Vice President and Chief Risk Officer effective March 25, 2019.  Mr. Macia, currently 50 years old, was raised in Redwood City, California and graduated from Fresno State University with a degree in economics.  He most recently served as the Chief Risk Officer at TIAA Bank from January 2014 through February 2019, and has held risk management positions at various other financial institutions including Bank of America, Wachovia/Wells Fargo, HSBC, and Providian Financial.

The employment agreement referenced above was executed on March 15, 2019, by and between the Company and Mr. Macia.  The agreement commences on March 25, 2019 and continues through December 31, 2021, the same end date as other executive employment agreements already in place.  Subsequent to the initial term it will automatically renew for a one-year term, and will continue to renew every year thereafter unless either Mr. Macia or the Company provides notification of non-renewal to the other party at least six months in advance of the renewal date.  The agreement specifies an annual minimum base salary of $330,000, as well as an annual discretionary bonus of up to 50% of his annual base salary. Moreover, the agreement provides for the grant of options on 25,000 shares of the Company’s stock, which will vest at the rate of 20% on each grant date anniversary until fully vested.  The agreement also notes the basic terms and conditions of other benefits, delineates permitted outside activities, and provides indemnification for Mr. Macia for certain circumstances.  In addition, the agreement includes noncompetition, non-solicitation and nondisclosure conditions.

The employment agreement automatically terminates in certain circumstances, including the following:  the death or incapacity of the executive; termination of the executive’s employment for cause; or, a change in control of Sierra Bancorp.  There is no further obligation on the part of the Company to make any payments or provide any benefits pursuant to the agreement in the event of an automatic termination, except in the case of a change in control of the Company.  In the event of a change in control, the agreement specifies that the executive shall receive a cash payment in an amount equal to his annualized base salary that is in effect during the year the termination occurs, plus his maximum bonus potential for the year.  He shall also receive a continuation of group health, vision and dental insurance coverages and reimbursement for 50% of the cost of insurance for his dependents, for a period of 12 months from the date of termination.

Furthermore, the agreement stipulates that the Company may terminate the employment of the executive with 30 days prior written notice, and the executive may terminate his agreement and his employment with the Company at any time with 90 days prior written notice to the Company.  If the Company initiates termination of employment for a reason other than one which constitutes an automatic termination, the agreement specifies that the executive shall receive a cash payment in an amount equal to his annualized base salary during the year the termination occurs.  The executive shall also receive a continuation of group health, vision and dental insurance coverages and reimbursement for 50% of the cost of insurance for his dependents, for a period of 12 months from the date of termination.

Mr. Macia’s receipt of severance benefits of any kind pursuant to his employment agreement is conditioned upon his full and complete release of any and all claims against Sierra Bancorp and Bank of the Sierra and their respective affiliates, directors, officers, employees, agents, attorneys, insurers, and successors in interest, arising from or in any way related to his employment or termination of his employment.  See exhibit 99.2 for more detailed information on Mr. Macia’s employment agreement.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.  The information required to be furnished pursuant to this item is set forth in the Exhibit Index which appears below, immediately before the signatures.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 18, 2019
99.2	Employment Agreement by and between Sierra Bancorp, Bank of the Sierra and Matthew Macia, dated March 15, 2019

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2019	SIERRA BANCORP By: /s/ Kenneth R. Taylor Kenneth R. Taylor Executive Vice President & Chief Financial Officer